CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into to be effective as of January 1, 2023 (the “Effective Date”), by and between VictoryBase Holdings LLC, a Texas limited liability company (“VBH”), and VictoryBase RE, LLC, a Texas limited liability company (“VBRE”).

Background:

A.	VBRE is the sole member and sole manager of VictoryBase SC1, LLC, a Texas limited liability company (“SC1”);

B.	VBRE and VictoryBase Corporation, a Delaware corporation (“VBC”), represent all of the members of VBH;

C.	VBH and VBRE and parties to the Master Control and Contribution Agreement, dated June 1, 2021 (the “Control Agreement”), among SC1, VBH and VBRE;

D.	Pursuant to the Control Agreement, VBRE has granted VBH the option to require VBRE to contribute VBRE’s 100% membership interests in SC1 (the “Contributed Interests”) to VBH in exchange for VBH’s issuance of Class A Units (as defined in the Limited Liability Company Agreement of VBH, dated December 9, 2020 (the “VBH LLC Agreement”)) of membership interests of VBH (the “Option”); and

E.	VBH desires exercise the Option, and VBRE desires to accept such exercise, in each case upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agrees as follows:

1.            Option Exercise. Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement, VBH hereby exercises the Option.

2.           Contribution. Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement, and as a result of VBH’s exercise of the Option, VBRE hereby agrees to assign, transfer, convey, and deliver the Contributed Interests to VBH as contribution to the equity capital of VBH (the “Contribution”), and VBH hereby accepts the Contribution.

3.           Issuance of VBH Interests. Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement, in consideration for the Contribution, VBH hereby agrees to issue to VBRE 715,065 Class A Units (the “Issued Units”) (the “Issuance”).

4.          Conveyance Documents. Contemporaneously with the execution and delivery of this Agreement, in order to effectuate the Contribution and the Issuance, (i) VBH and VBC, in their capacities as the members of VBH, will execute and deliver the Amendment to Limited Liability Company Agreement of VBH in substantially the form set forth on Exhibit A attached hereto (the “Amendment of LLC Agreement of VBH”), and (ii) VBRE and VBH will execute and deliver the Assignment of Membership Interests and Amendment to Limited Liability Company Agreement of SC1 in substantially the form set forth on Exhibit B attached hereto (the “Assignment and Amendment of LLC Agreement of SC1”). The Assignment and Amendment of LLC Agreement of SC1 will also change the sole manager of SC1 from VBRE to VBH.

5.            Valuation; Conflict with Control Agreement. The parties acknowledge and agree that (i) the number of Issued Units issuable under Section 3 of this Agreement is based upon the formula established in Section 2 of the Control Agreement, and (ii) the valuation of each variable contributing to such formula is set forth on Exhibit C attached hereto. The parties further acknowledge and agree that (1) the valuations set forth on Exhibit C attached hereto represent fair and reasonable estimates of the actual value of each item identified on Exhibit C attached hereto, and (2) the calculations set forth on Exhibit C attached hereto correctly implement the formula required by Section 2 of the Control Agreement. To the extent there is any conflict between the terms and conditions of the Control Agreement, including without limitation the calculations set forth in Section 2 thereof, and the terms and conditions of this Agreement, including without limitation the calculations set forth on Exhibit C attached hereto, this Agreement will control for all purposes.

6.            Closing of Books; Distributions Effective Pre-Closing. The parties acknowledge and agree as follows:

(a)             SC1 has committed to distribute (and/or will distribute promptly upon determination of the amount of the Net Working Capital (as defined below)) to VBRE (as SC1’s sole member immediately prior to the transactions contemplated by this Agreement) an amount equal to the amount of SC1’s Net Working Capital as of the Effective Date. As used in this Agreement, “Net Working Capital” shall mean the difference of (i) SC1’s current assets, such as cash, cash equivalents, accounts receivable, etc., minus (ii) SC1’s current liabilities, such as accounts payable and debts. Any rents, utilities, prepaid items, and other applicable items with respect to SC1’s working capital will be prorated as of the Effective Date. If Net Working Capital is a positive number, VBH shall cause SC1 to pay to VBRE an amount equal to the Net Working Capital. If the Estimated Working Capital Adjustment is a negative number, VBRE shall contribute to SC1 an amount equal to the Net Working Capital. The parties acknowledge and agree that the obligation to make the payments required by this Section 6(a) arose immediately prior to the Effective Date, even if actual payment from SC1 to VBRE (or from VBRE to SC1) occurs after the Effective Date.

(b)            SC1 has committed to distribute to VBRE, effective on or before the Effective Date, any and all personal property of SC1, including without limitation any intangible assets, including without limitation any marketing material, rights to services, including without limitation security systems, and App technology.

(c)             As a result of the distributions described in Sections 6(a) and 6(b) above, the only assets to be held by SC1 as of the Contribution on the Effective Date will be (i) real property, and (ii) an amount of current assets necessary to make SC1’s Net Working Capital equal to zero.

7.              Termination of Control Agreement. In accordance with Section 4 of the Control Agreement, the Control Agreement is hereby terminated as of the Effective Date.

8.             Representations and Warranties. Each party hereto represents and warrants to the other that (i) it has full power and authority to execute and deliver this Agreement, (ii) the execution and delivery of this Agreement and the performance by it of its obligations hereunder have been authorized by all necessary action of such party, (iii) this Agreement has been duly and validly executed and delivered and constitutes a legal, valid and binding obligation of such party, and (iv) this Agreement is enforceable against such party in accordance with its terms.

9.             Entire Agreement. This Agreement and each of the instruments referenced in Section 4 of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements both oral and written among the parties with respect to such subject matter. The Agreement may not be amended or modified by any manner, except by a written instrument executed by each of the parties hereto.

10.           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

11.           Counterparts. This Agreement may be executed in any number of counterparts and by separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

12.           Governing Law; Venue. This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly within that State. any dispute which may arise between the PARTIES HERETO arising out of or in connection with this Agreement shall be adjudicated before any United States or State court located in TARRANT COUNTY, Texas, and they hereby submit to the exclusive jurisdiction of the courts of the State of Texas and of the federal courts in TARRANT COUNTY, Texas with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any acts or omissions relating to the TRANSACTIONS CONTEMPLATED HEREBY.

13.            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

14.            Expenses. All fees and expenses (including all fees of counsel, actuaries, and accountants) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.

15.            Further Assurances. From time to time, at the request of either party and without further consideration, each party, at its own expense, will execute and deliver such other documents, and take such other action, as may be reasonably requested by either party to this agreement in order to consummate more effectively the transactions contemplated hereby.

16.            Legal Representation. Each of the parties hereto acknowledge and agree that this Agreement and other documents prepared in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) have been prepared by Cantey Hanger LLP (the “Law Firm”) on behalf of VictoryBase Corporation, a Delaware corporation (“VBC”), a member of VBH, and not on behalf of any of the parties hereto or any other party. There is an inherent conflict of interest among the parties to this Agreement because this Agreement and the other Transaction Documents establish the rights and obligations of each of the parties to such Transaction Documents. Due to such potential conflicts of interest, the Law Firm has advised, and hereby advises each of the parties that it would be in their best interest to retain the services of their own independent legal counsel to review this document. Notwithstanding the fact that the Law Firm has prepared this Agreement and the Transaction Documents and has provided legal advice to VBC in preparation of this Agreement and in related matters, the parties hereby waive any potential conflict of interest that may arise as a result of the above actions by the Law Firm, whether or not one or more of the parties to this Agreement may have consulted with separate legal counsel concerning this Agreement. THEREFORE, TO THE EXTENT ANY PARTY EXECUTES THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SUCH PARTY DOES SO EITHER (I) FOLLOWING THE RECEIPT OF SUCH PARTY’S OWN INDEPENDENT LEGAL ADVICE, OR (II) WITH KNOWLEDGE THAT SUCH PARTY VOLUNTARILY WAIVED THE RIGHT AND OPPORTUNITY TO RECEIVE INDEPENDENT LEGAL ADVICE PRIOR TO EXECUTING THIS AGREEMENT OR SUCH OTHER TRANSACTION DOCUMENTS.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

VBH:

VICTORYBASE HOLDINGS LLC

By:	VictoryBase Corporation,
its Manager

By:	/s/ Thomas Paquin
Thomas Paquin, President

VBRE:

VICTORYBASE RE, LLC

By:	/s/ Thomas Paquin
Thomas Paquin, President

Contribution Agreement

Exhibit A

Amendment of LLC Agreement of VBH

Exhibit B

Assignment and Amendment of LLC Agreement of SC1

Exhibit C

Calculation of Number of Class A Units Issuable to VBRE

X = A * (B - C - D) / E

Where:

Item	Description	Amount
X	number of new Class A Units issuable to VBRE upon the Contribution	715,065
A	total number of Units (Class A Units and Class B Units (as defined in the VBH LLC Agreement)) of VBH issued and outstanding immediately prior to the Contribution	2
B	fair market value of the Contributed Interests immediately prior to the Contribution	$15,000,000
C	the amount of any return of capital (cash) returned to VBRE by VBH in connection with the Contribution	$0
D	any indebtedness of SC1 or VBRE or other liability, in each case solely to the extent (i) assumed by VBH in connection with the Contribution, and (ii) not already considered in determining the fair market value of the Contributed Interests under Item “B” above	$7,849,351
E	fair market value of 100% of the membership interests of VBH immediately prior to the Contribution	$20.00

X = 2 * ($15,000,000 – $7,849,351 – 0) / 20 = 715,065 Class A Units